Exhibit 10.1

PTC CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement, effective as June 8, 2026 (the “Effective Date”) between PTC Therapeutics, Inc., a Delaware corporation (“PTC” or the “Company”) and Alethia Young (the “Consultant”).

WHEREAS, the Consultant has served as a member of the Board of Directors of PTC (the “Board”), and in such capacity has participated in the oversight of PTC and its activities, until her resignation from the Board effective as of the Effective Date;

WHEREAS, the purpose of this Agreement is to confirm the parties’ understanding with respect to (i) Consultant’s rendering consulting services to PTC in exchange for the consideration as further described in this Agreement, and (ii) various related matters, including without limitation Consultant’s obligations to protect information and property which is confidential and proprietary to PTC and its affiliated entities.

NOW THEREFORE, PTC and Consultant agree as follows:

SERVICES AND NATURE OF ENGAGMENT

Services. Consultant shall perform advisory services for PTC, its management and/or the Board, as reasonably requested from time to time (the “Services”). Consultant shall also provide such other Services as the parties may mutually agree. Consultant represents that she is capable of properly performing the Services.

Independent Contractor Status. The Consultant understands and agrees that she is engaged herein as an independent contractor, and not an employee of the Company. The Consultant shall retain control over the manner and method by which she provides the Services and shall not be subject to the control or direction of the Company, except that the Company may specify the general services that the Company engages Consultant to perform.

No Employment Relationship. Nothing in this Agreement shall create any contract or relationship of employment between the Consultant and the Company or render the Consultant an employee of the Company. The Consultant shall be deemed an independent contractor and not an employee of the Company for all purposes, including all federal/national, state/regional and local laws pertaining to income taxes, withholding taxes, social security, unemployment compensation, workers compensation/employers’ liability or any other rights, benefits, or obligations relating to employment. The Consultant specifically understands and agrees that she: (i) shall not receive a salary or any health, welfare, or other benefits provided by the Company to its employees; (ii) is not entitled to submit any claim for injury or illness either directly to the Company or under any workers’ compensation/employers’ liability coverage maintained by the Company; and (iii) shall, in relation to the Services rendered pursuant to this Agreement, receive an IRS Form 1099 (or equivalent) from the Company with respect to his compensation for the Services, and it shall be the Consultant’s sole responsibility to report and to pay all applicable income taxes on all payments made to the Consultant by the Company under this Agreement, and the Company shall not withhold any taxes except to the extent required by applicable law. PTC will ensure that Consultant is covered by its applicable insurance polic(ies) to the same extent as when she was a Director for any similar activities she will engage in as a Consultant, except for workers compensation/employers’ liability coverage or any other policies which do not apply to consultants. The Consultant shall not, at any time, represent to others that she is, nor will she hold herself out to be, an employee of the Company. The Consultant is not authorized to bind the Company or to incur any obligation or liability on behalf of the Company.

COMPENSATION

PTC shall pay Consultant a monthly rate of $4,166.67 for services rendered.

Consultant shall send all invoices for Services via email to accountspayable@ptcbio.com, sguzman@ptcbio.com and mboulding@ptcbio.com. Such invoices shall contain a general description of the Services performed, the dates of performance, and the hours spent performing the Services.

In addition, the outstanding equity rights/awards issued/granted to Consultant prior to the Effective Date based on her prior services as a member of the Board shall be treated as set forth on Schedule A hereto.

In addition to the foregoing amount, PTC shall pay Consultant for (i) all reasonable and necessary travel expenses (other than ordinary commuting expenses) incurred by Consultant at the prior request of PTC in providing the Services, and (ii) other expenses pre-approved in writing by an authorized PTC representative that are necessary to performance of the Services. Payment for such expenses shall be made to Consultant within 45 days of receipt by PTC of invoices and receipts substantiating such expenses and detailing the Services to which they relate, and PTC shall then have no further obligation to Consultant for such expenses.

Consultant shall keep or cause to be kept full, timely and accurate records in reasonable form and detail and to which PTC and its designated employees, agents or representatives shall have access at any reasonable time for auditing purposes. When requested by PTC, Consultant shall be required to report on the status of his work on the Services in a manner satisfactory to PTC.

PTC Services Agreement	Confidential

NO CONFLICTS	INTELLECTUAL PROPERTY

Throughout the term of this Agreement the parties hereto agree that the type of services to be rendered hereunder by Consultant are not exclusive to PTC. Consultant, during the term of this Agreement, may accept from others, concurrent consulting work provided that such consulting work does not in any way interfere with the Services Consultant is required to perform under this Agreement and is not a breach of any of Consultant’s obligations under this Agreement. Notwithstanding the foregoing, Consultant represents that (i) she has not, and will not during the term of this Agreement, enter into any agreement or relationship that would interfere with or prevent his performance under this Agreement, (ii) by entering into and performing this Agreement, she is not and will not be violating any agreement or arrangement with any third parties, and (iii) that during the term of this Agreement she will not solicit or divert business, customers or employees of PTC on behalf of Consultant, herself or any other business.

CONFIDENTIALITY

(a)In providing consulting services to PTC pursuant to this Agreement, Consultant may have continued access to or acquire PTC’s confidential or proprietary information, including without limitation information that pertains to PTC’s products, processes, equipment, programs, development efforts, therapeutic targets, compounds, assays, know-how, or plans (“Proprietary Information”). Consultant agrees not to disclose any Proprietary Information to third parties or to use any Proprietary Information for any purpose other than performance of the Services.

(b) Proprietary Information subject to the foregoing paragraph does not include information Consultant can demonstrate: (i) is or later becomes available to the public through no breach of this Agreement by Consultant; (ii) is obtained by Consultant from a third party who Consultant had a commercially reasonable basis to believe had the legal right to disclose the information to Consultant; (iii) is already in the possession of Consultant on the Effective Date (not as a result of Consultant’s prior services as a member of the Board); or (iv) is required to be disclosed by law, government regulation, or court order; provided, however, that Consultant shall use his best efforts to provide PTC with notice and an opportunity to oppose or limit such disclosure.

(c) Consultant shall not disclose to PTC any confidential information of other parties without the prior written consent of PTC.

(d) Consultant agrees to promptly return, upon request by PTC, all materials in Consultant’s possession that were either (i) supplied by PTC or its representatives in conjunction with the Services or his prior services as a member of the Board, or (ii) generated by Consultant in the performance of the Services and contain or reference Proprietary Information. This obligation of return of materials is in addition to, and shall not be construed to limit, any deliverables with respect to the Services.

Consultant hereby assigns to PTC any right, title, and interest Consultant may have in any know-how, invention, discovery, improvement, or other intellectual property which Consultant develops during the course of and as a direct result of performing the Services. Any intellectual property assignable to PTC pursuant to the preceding sentence is hereinafter referred to as “PTC Intellectual Property”. Upon the request of PTC, Consultant shall (i) provide such documentation relating to any PTC Intellectual Property, and (ii) execute such further assignments, documents, and other instruments, as may be necessary to assign PTC Intellectual Property to PTC and to assist PTC in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any PTC Intellectual Property. PTC will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to PTC Intellectual Property. Consultant hereby designates PTC as agent, and grants to PTC a power of attorney with full power of substitution, for the purpose of effecting the foregoing assignments. Consultant agrees not to publish any PTC Intellectual Property without the prior written consent of PTC.

INDEMIFICATION

PTC will indemnify Consultant against all damages, losses and reasonable costs (including reasonable attorneys’ fees) incurred or sustained by Consultant in connection with any action, suit or proceeding to which she may be made a party by reason of his performance of Services under this Agreement, except to the extent arising from Consultant’s gross negligence, willful misconduct or breach of this Agreement.

TERM AND TERMINATION

(a) Unless terminated earlier pursuant to the following paragraphs, this Agreement shall terminate on June 8, 2027 (the Effective Date through such termination date being the “Term”), provided that, either party may elect to terminate this Agreement at any time on thirty (30) days written notice. The parties may extend the Term by mutual written agreement.

(b) PTC may terminate this Agreement on written notice in the case of a material breach by Consultant of any obligation hereunder.

(c) Termination of this Agreement under this section shall not affect (i) PTC’s obligation to pay for Services previously performed by Consultant or expenses reasonably incurred by Consultant for which Consultant is entitled to reimbursement under this Agreement, (ii) the Indemnification section of this Agreement, or (iii) Consultant’s continuing obligations to PTC under the Confidentiality, Intellectual Property, Term and Termination, and Miscellaneous sections of this Agreement. However, Consultant shall not be entitled to any

PTC Services Agreement	Confidential

continuing compensation of any nature following termination.

MISCELLANEOUS

(a) Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of the waiving party.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, U.S.A., without application of the conflicts of law provisions thereof that would defer to the laws of another jurisdiction.

(c) PTC may assign its rights and obligations hereunder (i) to any person or entity who succeeds to all or substantially all of PTC’s business or that aspect of PTC’s business in which Consultant is principally involved, or (ii) to any affiliate wholly-owned by or under common control with PTC. Consultant’s rights and obligations under this Agreement are of a personal nature and therefore may not be assigned without the prior written consent of PTC.

(d) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and authorized assigns of the parties, as the case may be.

(e) The relationship created by this Agreement shall be that of third party contractor, and, as such, the Consultant shall be responsible for the payment of all taxes including, but not limited to, social security and income tax relating to the rendering of the Services and compensation paid to the Consultant pursuant to the terms of this Agreement. Consultant shall not be entitled to any rights, benefits, or privileges of PTC employees, nor shall Consultant have any authority to bind or act as agent for PTC or its employees for any purpose.

(f) Consultant acknowledges that any breach or threatened breach of the terms or conditions of this Agreement will result in substantial, continuing and irreparable injury to PTC. Therefore, Consultant agrees that, in addition to any other remedy that may be available to PTC, PTC shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of this Agreement, and Consultant waives any requirements relating to the posting of bond or other surety in connection with such injunctive or equitable relief.

(g) Notice or payments given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, or broadly recognized overnight delivery service, addressed as follows:

If to PTC:

PTC Therapeutics Attention:
Legal Department 500
Warren Corporate Center Drive
Warren, NJ 07059

with an email copy to: legal@ptcbio.com

If to Consultant:

Alethia Young

202 E. 72nd St.

Apt. 24C

New York, NY 10021

(h) Consultant represents and warrants that she has never been: (i) excluded, barred from participation in, or sanctioned by any state or federal health care program, including Medicare or Medicaid in the United States, or any similar programs in any other country; (ii) the recipient of a criminal conviction related to any such health care program; or (iii) Debarred (as defined below) or under investigation by any regulatory authority for Debarment action. Consultant will not knowingly use the services of any person who has been Debarred, in any capacity, in connection with the Services. Consultant shall notify PTC in the event that she shall become subject to any of the conditions set forth in this subparagraph during or after the term of this Agreement, and provide PTC upon request with a list of the full names of all persons who have or will supervise, administer or perform any Services. The foregoing obligation shall survive the termination or expiration of this Agreement. “Debarred” or “Debarment” in relation to a person or an entity means, as applicable, a person or entity subject to limitations or any form of endorsement (x) under the Generic Drug Enforcement Act or by the FDA (including persons or entities required to be listed under Section 306(k)(2) of the U.S. Food, Drug and Cosmetic Act), or (y) under any competent regulatory authority or other recognized national, multi-national or industry body.

(i) Except as expressly set forth herein, this Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between PTC and Consultant with respect to the subject matters of this Agreement; provided, however, that any stock options or other equity interests provided to Consultant as compensation for the Services shall be governed exclusively (except to the extent expressly and specifically set forth herein) by the terms of a separate stock option or equity certificate/agreement and the applicable PTC equity plan documents. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of PTC, or by any written documents unless it is signed by an officer of PTC and by Consultant.

PTC Services Agreement	Confidential

(j) Notwithstanding the foregoing, and notwithstanding the termination of Consultant’s employment with PTC, Consultant shall continue to comply with any post-employment covenants to PTC under any confidentiality / assignment of inventions agreement between the parties.

(k) If any term or provision of this Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the remainder of this Agreement shall remain in effect, and the relevant term or provision shall be limited to the maximum permissible extent.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

CONSULTANT:

/s/ Alethia Young
Alethia Young
Date: June 8, 2026

PTC THERAPEUTICS, INC.

/s/ Mark Boulding
Name: Mark Boulding
Title: EVP & Chief Legal Officer
Date: June 8, 2026

Schedule A

EQUITY RIGHTS / AWARDS

as of June 8, 2026

A.	Stock Options Granted:

Complete List of Stock Options Granted (“Stock Options Granted”) and their Vesting Treatment:

(i)	stock options to purchase 3,475 shares granted on January 2, 2026 with an exercise price of $76.74 per share, of which 1,447 have vested.

(ii)	stock options to purchase 8,800 shares granted on January 3, 2025 with an exercise price of $46.54 per share, 100% of which have vested but remain unexercised.

(iii)	stock options to purchase 10,000 shares granted on February 15, 2024 with an exercise price of $25.69 per share, 100% of which have vested but remain unexercised.

(iv)	stock options to purchase 10,000 shares granted on January 4, 2023 with an exercise price of $39.42 per share, 100% of which have vested but remain unexercised.

(v)	stock options to purchase 7,000 shares granted on June 9, 2022 with an exercise price of $27.85 per share, 100% of which have vested and all have been exercised.

(vi)	stock options to purchase 12,000 shares granted on June 9, 2022 with an exercise price of $27.85 per share, 100% of which have vested and 7,334 remain unexercised.

Exercisability of Stock Options Granted:

(i)	vesting

During the term of this Agreement, consistent with and subject to the terms of the applicable stock option agreement/certificate and related documentation, any of the unvested portion of the Stock Options Granted, except (if applicable) any Stock Options cancelled per the terms above, will continue to vest according to the vesting schedule in the applicable stock option agreement.

(ii)	exercise period:

During the term and until three (3) years immediately following termination of this Agreement, consistent with and subject to the terms of the applicable stock option agreement/certificate and related documentation, Consultant shall have the right to exercise the vested portion of the Stock Options Granted, except (if applicable) any Stock Options cancelled per the terms above; provided, however, that in no event may Consultant exercise any such options beyond the date that is ten (10) years from the initial grant date of any such options as set forth in the applicable option agreement or certificate.

(iii)	withholding obligations:

When and if Consultant exercises any Stock Options, PTC shall require her to satisfy any applicable income and employment tax withholding obligations prior to PTC’s issuance of any shares with respect to the options.

B.	Restricted Stop Units (RSUs) Granted

Complete List of Restricted Stock Units (“RSUs Granted”) and their Vesting Treatment:

(i)	4,000 restricted stock units granted on January 2, 2026, 1,667 of which have vested.

(ii)	4,000 restricted stock units granted on January 3, 2025, 100% of which have vested.

(iii)	4,000 restricted stock units granted on February 15, 2024, 100% of which have vested.

(iv)	4,000 restricted stock units granted on January 5, 2023, 100% of which have vested.

(v)	3,200 restricted stock units granted on June 9, 2022, 100% of which have vested.

(vi)	1,867 restricted stock units granted on June 9, 2022, 100% of which have vested.

Continued Vesting of Restricted Stock Units Granted:

During the term of this Agreement, consistent with and subject to the terms of the applicable restricted stock unit agreement/certificate and related documentation, any of the unvested portion of the RSUs Granted, except (if applicable) any Restricted Stock Unites cancelled per the terms above, will continue to vest according to the vesting schedule in the applicable restricted stock unit agreement.

C.	Certification of Insider Trading Policy:

Consultant has or will read and execute PTC’s current “Consultant Certification Regarding Insider Trading Policy”.